Exhibit 10.9

Spouse Undertakings

To: Board of Directors of Jianzhi Education Technology Group Company Limited (hereinafter referred to as the “Pre-IPO Company”)

Cc:

Jianzhi Century Technology (Beijing) Co., Ltd. (hereinafter referred to as “Jianzhi Beijing”)

Beijing Sentu Education Technology Co., Ltd. (hereinafter referred to as “Sentu Education”)

Beijing Rongde Times Investment Management Co., Ltd. (hereinafter referred to as “Rongde Times”)

Beijing Zhongsi Zhida Investment Management Co., Ltd. (hereinafter referred to as “Zhongsi Zhida”)

Li Meiliang

Li Jinbiao

I am [name of spouse], and my ID number is [***]. I am the legal spouse of [name of indirect individual shareholder].

I know that: (i) [name of individual shareholder] [holds [percentage]% equity of [name of an entity] (hereinafter referred to as “[Entity 1]”) and [Entity 1]] holds [percentage]% equity of Sentu Education; And (ii) [name of individual shareholder] has entered the Voting Rights Proxy Agreement, Exclusive Call Option Agreement, Exclusive Assets Option Agreement and Equity Pledge Agreement (above agreements and any subsequent written modifications, additions or confirmations (if any) made thereto by the Parties hereto are collectively referred to as the “Related VIE Agreements of Sentu Education” with Jianzhi Century Technology (Beijing) Co., Ltd. (hereinafter referred to as “Jianzhi Beijing”) and other direct and indirect shareholders of Sentu Education on June 26, 2018.

I hereby confirm and irrevocably undertake:

1.	I fully aware of and agree to [name of individual shareholder] to sign Related VIE Agreements of Sentu Education. In particular, I fully understand and independently and irrevocably agree to the provisions of Related VIE Agreements of Sentu Education as to the limitation, pledge, transfer or any other form of disposition of [name of individual shareholder]’s direct and indirect equity interest in Sentu Education.

2.	I haven’t been, am not and will not be involved in the operation, management, liquidation and dissolution of [Entity 1/ Sentu Education] and its directly and indirectly held or controlled entities;

3.	The equity of any Sentu Education [directly held by [name of individual shareholder] / indirectly held by [name of individual shareholder] through [Entity 1]] and all the rights and interests attached thereto (hereinafter referred to as the “Relevant Equity”) are personal assets of [name of individual shareholder], and are not the joint property of the husband and wife. I do not have any interest in, and have no control over, any property or interest in, and will not make any future claims or lawsuits with respect to, any interest in or incidental to, the said equity.

4.	I hereby unconditionally and irrevocably waive any shareholder’s equity that may be granted to me under applicable law and any shareholder’s equity in connection therewith.

5.	If for any reason the relevant equity belongs to me (“My Equity”), My Equity shall be pledged, sold in accordance with the provisions and requirements of Related VIE Agreements of Sentu Education, or be disposed of in a manner specified by the Pre-IPO Company or Jianzhi Beijing, and I shall comply with my obligations under Related VIE Agreements of Sentu Education. I undertake that I will execute all necessary documents and take all necessary actions to ensure that Related VIE Agreements of Sentu Education are properly performed. If I get any money as a result of this, it will be handled in full in the manner specified by the Pre-IPO Company or Jianzhi Beijing.

6.	The above relevant equity shall be disposed of according to Related VIE Agreements of Sentu Education signed by [name of individual shareholder]. I confirm that I will fully cooperate with the performance of Related VIE Agreements of Sentu Education at any time; to ensure the interests of Jianzhi Beijing under Related VIE Agreements of Sentu Education, to achieve the fundamental purpose of Jianzhi Beijing to sign Related VIE Agreements of Sentu Education, I specially authorize [name of individual shareholder] and/or its authorized person to execute all necessary legal and non-legal documents and fulfill all necessary legal and non-legal procedures on my behalf from time to time in respect of [name of individual shareholder]’s equity interest directly or indirectly held in Sentu Education at the request of the Pre-IPO Company or Jianzhi Beijing. I shall confirm and approve relevant documents and procedures.

7.	I undertake that I have never and will not actually participate in the operation and management of Sentu Education or other voting matters.

8.	I further promise and warrant that, under no circumstances, whether directly or indirectly, actively or passively, will I do any act or action that may be contrary to the purpose or intention of Related VIE Agreements of Sentu Education.

9.	The undertakings, acknowledgments, consents and authorizations made in the Letter of Undertaking shall not be revoked, derogated, invalid or otherwise adversely changed due to the increase, decrease, merger or other similar events of the equity interests directly or indirectly held by [name of individual shareholder] in Sentu Education.

10.	The undertakings, acknowledgments, consents and authorizations made in the Letter of Undertaking shall not be revoked, derogated, invalid or otherwise adversely changed due to my incapacity, limitation of my capacity, death, or my divorce from [name of individual shareholder] or other similar events.

11.	The undertakings, acknowledgments, consents and authorizations made in the Letter of Undertaking shall remain valid until it is confirmed in writing by both Jianzhi Beijing and me. Neither [Jianzhi Beijing / Pre-IPO Company] nor [name of individual shareholder] shall indemnify me in any way, monetary or non-monetary, for the foregoing undertakings, acknowledgments, consents or authorizations made by me.

12.	I further agree and confirm that any oral or written information in connection with the Letter of Undertaking belongs to confidential information. I will keep confidential all such information and will not disclose any relevant information to any third party without the written consent of the Pre-IPO Company, except that: (a) such information is or will be publicly known (not for the disclosure of the receiving Party); (b) such information is required to be disclosed by applicable laws, rules or regulations of any stock exchange, or requirement or order of a government sector, court, arbitration institution or other regulatory authorities; or (c) such information is disclosed to a legal or financial adviser or other professional advisors in connection with the matters stipulated herein and such legal or financial adviser or other professional advisors shall be subject to the duty of confidentiality similar to this Article. I agree that the Article shall remain in force and effect regardless of whether the Letter of Undertaking is invalid, or modified, dissolved or terminated for any reason, or rendered inoperable.

13.	The execution, effectiveness, interpretation, performance, amendment and termination of the Letter of Undertaking and the resolution of disputes hereunder shall be governed by the officially published and publicly available laws of the People’s Republic of China. Matters not covered in the officially published and publicly available laws of the People’s Republic of China shall be governed by the principles and practices of international law.

14.	In case of any dispute arising out of the interpretation and performance of the Letter of Undertaking, I agree to solve it through consultation. In case no settlement can be reached within 30 days after either Party in dispute requests to resolve it through consultation, I agree that the dispute may be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the arbitration rules of CIETAC then effective. The arbitration shall take place in Beijing. The arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding on me.

In case of any dispute arising out of the interpretation and performance of the Letter of Undertaking, or any pending arbitration, I undertake to continue to exercise my rights and perform my obligations hereunder, except for the matters in dispute.

If, at any time after the execution of the Letter of Undertaking, any Chinese laws, regulations or rules are promulgated or changed, or the interpretation or application of such laws, regulations or rules is changed, the following provisions shall apply: (a) If the change of laws or newly promulgated regulations are more favorable to the Pre-IPO Company or Jianzhi Beijing than the relevant laws, regulations, decrees or regulations in effect on the execution of the Letter of Undertaking (without significant adverse effect to the other parties), I agree to change the Letter of Undertaking in time so that the Pre-IPO Company or Jianzhi Beijing can obtain the benefits brought by the change or new regulations; Or, I should apply or assist in applying in time to enable the Pre-IPO Company or Jianzhi Beijing to obtain the benefits brought by the change or new regulations. I undertake to do my best; (b) If the economic interests of Pre-IPO Company or Jianzhi Beijing under the Related VIE Agreements of Sentu Education are adversely affected, directly or indirectly, by such legal changes or newly enacted provisions, I shall use all lawful means to obtain an exemption from compliance with such changes or provisions and use my best efforts to continue the execution of the Letter of Undertaking in accordance with its original terms. If the adverse impact on the economic interests of the Pre-IPO Company or Jianzhi Beijing cannot be solved in accordance with the provisions of the Letter of Undertaking, I will make all necessary amendments to the Letter of Undertaking as permitted by Chinese laws to maintain the economic interests of the Pre-IPO Company or Jianzhi Beijing under the Letter of Undertaking; And (c) If any of the aforesaid legal changes or newly enacted provisions render the existence or performance of the terms of the Letter of Undertaking illegal or conflict with such Chinese laws, I shall do my best to take all necessary actions immediately on the premise of being practical and feasible according to the requirements of the Pre-IPO Company or Jianzhi Beijing, so as to keep the Letter of Undertaking valid, or realize the intention and purpose of the Letter of Undertaking in other ways that are appropriate, enforceable and most similar.

Subject to the provisions of Chinese laws, the arbitral tribunal may order indemnity, injunctive relief (including but not limited to the need for conducting business or compulsory transfer of assets) for My Equity rights and interests. After the arbitration award takes effect, either Party shall be entitled to apply to a competent court for enforcement of the arbitration award. Subject to the provisions of Chinese laws, upon the request of a disputing party, the court with jurisdiction shall be entitled to provide temporary relief measures to the disputing party while waiting for the formation of the arbitration tribunal or under other appropriate circumstances permitted by law as a property preservation or enforcement measure. Subject to the provisions of Chinese laws, (i) Hong Kong, (ii) Cayman Islands, and (iii) the registered place of Sentu Education (that is, Beijing, China); And (iv) the court where the ultimate controlling shareholder or Sentu Education’s main assets are located has jurisdiction over the aforesaid purposes.

The Letter of Undertaking shall come into effect immediately upon my signature and remain valid.

It is hereby undertaken as above.

(No text below)

(This page is the signature page of the Spouse Undertakings without texts)

By:

Date: